Exhibit 99.1

For More Information contact:
James Oliviero
KSW, Inc.
(718) 340-1409
joliviero@ksww.com

FOR IMMEDIATE RELEASE

KSW REPORTS
SECOND QUARTER RESULTS
AND NEW PROJECTS

Long Island City, New York—August 11, 2009—KSW, Inc. (NASDAQ GM:KSW) today reported preliminary financial results for the second quarter of 2009.

Net income for the second quarter of 2009 was $123,000, or $.02 per share (basic and diluted), compared to second quarter of 2008 net income of $1,074,000, or $.17 per share (basic and diluted).  Net income for the first six months of 2009 was $410,000, or $0.07 (basic and diluted), as compared to $1,914,000, or $0.31 per share (basic), and $0.30 per share (diluted), for the first six months of 2008.

Revenues in the second quarter of 2009 were $16,621,000, as compared to $21,998,000 in 2008.  Revenues for the first six months of 2009 were $36,327,000, as compared to $42,489,000 for the first six months of 2008.

The Company has received a contract for a new chiller plant at Brookhaven National Laboratory and has received trade management contracts for the HVAC work at Blythesdale Children’s Hospital, and the Emergency Department for the Children’s Hospital at New York Presbyterian Hospital.  The Company has also received authorization to proceed with the construction phase at Mt. Sinai School of Medicine Center for Science and Medicine, where the Company had previously provided pre-construction services.

Including these projects, the Company’s backlog as of July 31, 2009 was approximately $85,400,000.

On July 28, 2009, a joint venture between the Company and Five Star Electric Corp. (a Greenstar company) was the apparent low bidder on the new chiller plant at the World Trade Center, a contract valued at approximately $46,000,000.  This project is not included in the Company’s July 31, 2009 backlog, since the Port Authority has not completed its review of the bids or made a formal award of the contract.

About KSW

KSW, Inc., through its totally-owned mechanical subsidiary KSW Mechanical Services, Inc., furnishes and installs heating, ventilating and air conditioning (HVAC) systems and process piping systems for institutional, industrial, commercial, high-rise residential and public works projects.  KSW Mechanical Services, Inc. also acts as trade manager on larger construction projects, such as New York Presbyterian Cardiovascular Center.

Safe Harbor Statement

Certain statements contained in this press release are not historical facts, and constitute “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995).  These forward looking statements generally can be identified as statements that include phrases such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “foresee”, “likely”, “should”, “will” or other similar words or phrases.  Such forward-looking statements concerning management’s expectations and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements.  Such risks, uncertainties, and other important factors that could cause actual results to differ materially from expectations of the Company include, among others, the outcome of the year end audit, and further internal review of the Company’s historical financial statements. All written and oral forward-looking statements of or attributable to the Company or persons acting on behalf of the Company are qualified in their entirety by such factors.  The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Visit our website at www.kswmechanical.com.